EXHIBIT 99.1

ZAP Enters China Electric Vehicle Market by
Joining Forces with Holley Group

Phase II of ZAP’s Strategy to Reposition for the Global Market

SANTA ROSA, California and HANGZHOU, China (December 16, 2009) -- Electric transportation pioneer ZAP (OTC BB: ZAAP) and Holley Group, the world's largest volume producer of electric power meters according to the Wenhui-Xinmin United Press Group, have established a joint venture company in China with backing from venture capital firm Better World International to target the electric vehicle market in China.

Named ZAP Hangzhou, the new company plans to design and manufacture electric vehicles and develop infrastructure technology for the Chinese market. ZAP, Holley Group and Better World have entered a joint venture agreement, and officials state that ZAP has funded its initial capital requirements under the agreement.

Holley Group is an established enterprise in China and is the parent of Holley Metering Limited.  Over the past 30 years Holley Metering helped pioneer electric power meters in China.  Last year, Holley Metering sold over 10 million units worldwide,

ZAP Hangzhou will combine ZAP's intellectual property, electric vehicle technology and know-how with Holley's experience in electric metering to develop electric vehicles and related technologies targeting the Chinese market. The companies plan to use their knowledge of the local Chinese market to target opportunities for electric vehicle growth within China’s vehicle fleets. As part of this relationship, ZAP Hangzhou plans to begin the installation of manufacturing operations at Holley’s Hangzhou facilities in the near future.

The relationship with Holley is the next step in ZAP’s plan to deliver quality, cost effective electric vehicles to the fleet vehicle market, plans which began earlier this year with the investment by Cathaya Funds through its Better World affiliate.  Priscilla M. Lu, Ph.D., Founder and General Partner of Cathaya Funds and a veteran technology executive with extensive international experience, agreed to join ZAP’s Board of Directors as Chairman in connection with the investment. Dr. Lu led this China initiative and helped ZAP execute on its international strategy, in particular its relationship with Holley and its market strategy for China.

“It is important to note that the purpose for my investment in ZAP earlier this year was to bring these companies together for the electric vehicle market opportunity in China,” said Dr. Lu.

“We have had a long standing working relationship with Dr. Lu and have confidence that under her leadership and experience in the Chinese market, ZAP will be able to approach this market effectively and competitively with innovative EV product solutions,” said Holley Chairman and CEO Richard Wong.

About Holley Group

Holley Group is the parent of Holley Metering Limited, a global leader in electric metering with diversified businesses spanning pharmaceuticals, real estate, telecommunications and IT.  Holley employs more than 12,000 people and over 800 R&D personnel worldwide.  Headquartered in Hangzhou, Holley operates manufacturing in China, Thailand, Argentina and Uzbekistan. Holley products are sold through offices in major cities throughout China, India as well as South East Asia, and the European markets.  For more information, visit http://www.holleymeter.com/en.

About ZAP

ZAP is one of the world’s oldest consumer electric vehicle providers, having delivered over 117,000 of a broad range of electric vehicles to more than 75 countries since 1994. ZAP supplies electric trucks and vans to military and government fleets and is an innovator of electric motorcycles, scooters and ATVs. ZAP supplies some of the only electric city-speed cars and trucks in production today and is leveraging its accrued technology know-how in developing a cost effective high-speed electric car called the ZAP Alias. For further information visit http://www.zapworld.com.

About Better World International, Ltd.

Better World International, Ltd., funded by Cathaya Funds Company, is a BVI company with headquarters in Hong Kong focused on infrastructure technology and services for electric vehicles. It is focused on joint partnerships with the power grid companies in China to build out the recharge station networks for the electric power infrastructure for electric vehicles, and on opportunities with companies that provide the core technologies to enhance electric power train conversion and support of fast charging stations.

Safe Harbor Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.  Investors should consider the risk factors described in the Company’s Form 10-K for the fiscal year ended December 31, 2008 and Form 10-Q for the fiscal quarter ended September 30, 2009, as well as other filings.

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Contacts:

ZAP	Holley Group

Alex Campbell	Jessica Gao

+1-707-525-8658 x 241	+86 135 110 38 395

acampbell@zapworld.com	Jessgao777@gmail.com